Exhibit 99.1

NEWS RELEASE

SELLAS Life Sciences Announces Pricing of $15 Million Public Offering

6/14/2019

NEW YORK, June 14, 2019 (GLOBE NEWSWIRE) -- SELLAS Life Sciences Group, Inc. (Nasdaq: SLS) (“SELLAS” or the “Company”), a clinical stage biopharmaceutical company focused on the development of novel cancer immunotherapeutics for a broad range of cancer indications, today announced the pricing of an underwritten public offering of (i) 26,367,200 shares of common stock together with common stock warrants (the “common warrants”) to purchase 26,367,200 shares of common stock and (ii) 73,632,800 pre-funded warrants, with each prefunded warrant exercisable for one share of common stock, together with common warrants to purchase 73,632,800 shares of common stock. The shares of common stock (or pre-funded warrants, as applicable) and accompanying common warrants are being sold together at a combined public offering price of $0.15 per share. The common warrants will have an exercise price of $0.50 per share, will be immediately exercisable and will expire five years from the date of issuance. The common warrants also provide that if, during the period of time between the date that is 60 days after issuance and the date that is 15 months after issuance, the weighted-average price of common stock on the trading day immediately prior to the exercise date is lower than the then-applicable exercise price per share, each warrant may be exercised, at the option of the holder, on a cashless basis for one share of common stock. SELLAS has granted the underwriters an option to purchase up to an additional 15,000,000 shares of common stock and/or 15,000,000 common warrants to cover over-allotments, if any.

The gross offering proceeds to SELLAS from the offering, before deducting the underwriting discounts and commissions and other estimated offering expenses, and excluding the exercise of any warrants, are expected to be approximately $15.0 million. The offering is expected to close on or about June 18, 2019, subject to customary closing conditions. SELLAS intends to use the net proceeds from the offering to commence a pivotal Phase 3 trial for its lead clinical candidate, galinpepimut-S (“GPS”), as a monotherapy in acute myeloid leukemia patients following second complete remission and to continue its Phase 1/2 basket type trial of GPS in combination with pembrolizumab, as well as for general corporate purposes and funding its working capital needs.

A.G.P./Alliance Global Partners is acting as sole book-running manager for the offering. Maxim Group LLC is acting as co-manager.

A registration statement on Form S-1 relating to the offering was filed with the Securities and Exchange Commission (“SEC”) on May 23, 2019, amended on June 6, 2019 and June 13, 2019 and was declared effective on June 13, 2019. The offering is being made only by means of a prospectus. SELLAS’ SEC filings are available to the public from the SEC’s website at www.sec.gov. Electronic copies of the final prospectus relating to the offering may also be obtained, when available, by contacting A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2006 or email: prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About SELLAS

SELLAS is a clinical-stage biopharmaceutical company focused on novel cancer immunotherapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the Wilms Tumor 1 (WT1) protein, which is present in an array of tumor types. SELLAS’ second product candidate, nelipepimut-S (NPS), is a HER2-directed cancer immunotherapy being investigated for the prevention of the recurrence of breast cancer after standard of care treatment in the adjuvant setting.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to SELLAS’ current expectations, plans and prospects. These forward-looking statements include, without limitation, references to SELLAS’ expectations regarding the closing of the public offering and its anticipated use of net proceeds from the offering. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the public offering, or factors that result in changes to the Company’s anticipated use of proceeds. These risks and uncertainties are described more fully in Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on June 13, 2019 and other filings with the SEC, including SELLAS’ Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 22, 2019, as amended April 30, 2019. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contact:

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

ir@sellaslife.com

Investor Relations

Sellas Life Sciences Group, Inc.

917.438.4353

info@sellaslife.com

Source: SELLAS Life Sciences Group

Source: SELLAS Life Sciences Group

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